Exhibit 99.1

For more information, contact:	For ICOP Investor/Media Relations:
Laura E. Owen, COO & President	Elite Financial Communications Group/Elite Media Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com
www.ICOP.com

ICOP DIGITAL REPORTS RECORD REVENUE GROWTH IN 2006

Sales Up 276% in 2006; 446% in Comparative Fourth Quarter; and 85% on

Sequential Quarter-Over-Quarter Basis

Management to Host Teleconference and Webcast

this Afternoon Beginning at 4:15 PM ET

LENEXA, Kan. – (PR NEWSWIRE) – March 22, 2007 – ICOP Digital, Inc. (Nasdaq:ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced financial results for the three and 12-month periods ended December 31, 2006.

Financial highlights for the three months ended December 31, 2006 compared to the three months ended December 31, 2005:

•

Revenues rose 446% to $2.9 million, up from $531,000. On a sequential quarter-over-quarter basis, revenues increased 85% compared to $1.6 million reported for the three months ended September 30, 2006.

•

Net losses decreased to $813,000, or $0.12 loss per basic and diluted share, from $1.2 million, or $0.24 loss per basic and diluted share. When compared to the $896,000 net loss posted for the third quarter of 2006, net loss in the fourth quarter also declined.

Financial highlights for the 12-months ended December 31, 2006 compared to the 12-months ended December 31, 2005:

•	Revenues climbed 276% to $6.62 million from $1.76 million.

•	Gross profit margins improved, rising to 42.3% from 40.3%.

•	Net losses were $3.52 million, or $0.58 loss per basic and diluted share, increasing from $2.90 million, or $0.92 loss per basic and diluted share.

As of December 31, 2006, cash and accounts receivable totaled approximately $9.9 million, working capital was approximately $12.4 million and total shareholders’ equity was approximately $13.3 million.

“We are immensely pleased with the strong top line growth we experienced in 2006 and the marked success we achieved in our efforts to penetrate the nationwide law enforcement market. After winning customers in 48 states, our remarkable sales growth was punctuated in December by the receipt of several purchase orders from both mid-sized and metropolitan agencies,” stated Dave Owen, Chairman and Chief Executive Officer of ICOP. “With plans to launch a very ambitious product expansion strategy in the second quarter of this year, providing for the introduction of the ICOP Model 20/20-W™, our next generation in-car video solution providing for live streaming capability; ICOP Guardian™ stationary IP camera; and ICOP LIVE™ an industry first in live video streaming between patrol cars, buildings and agency headquarters, ICOP is well positioned to materially extend its leadership in the advanced surveillance industry in 2007.”

Continuing, Owen added, “We also expect the current year to be defined by strong sales growth in the international arena. Following our ongoing negotiations in collaboration with our valued distributors in the Middle East, Australia and South America, we are hopeful that we will be announcing key customer wins in these and other regions of the world in the months ahead.”

ICOP will host a teleconference this afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-218-0204 or via the web at www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.ICOP.com.

About ICOP Digital, Inc.

ICOP Digital, Inc. protects people, assets and profits, providing a Veil of Protection™ for our nation’s communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. The ICOP Model 20/20®, ICOP’s flagship product, is the leading digital in-car video recorder system for law enforcement. The ICOP Guardian™ is a stationary IP camera that records high quality video images on a local server, and is capable of activation through several triggers. ICOP LIVE™ delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced situational awareness, helping to optimize the outcome of a crisis. (GSA Contractor)

For more information, please view the following video presentations at http://www.icopdigital.com/why_icop.html and www.ICOP.com/veil.html, or visit www.ICOP.com.

ICOP DIGITAL, INC. BALANCE SHEET

DECEMBER 31, 2006- Audited

Assets
Current assets:
Cash	$7,675,296
Accounts receivable, net	2,233,750
Inventory, at cost	3,082,770
Prepaid expenses	121,698

Total current assets	13,113,514

Property and equipment, less accumulated depreciation of $361,342 (Note 3)	840,357

Other assets:
Deferred patent costs	77,620
Security deposit	15,000
$14,046,491

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$181,517
Accrued liabilities	347,648
Unearned revenue	209,439

Total current liabilities	738,604

Shareholders’ equity
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 7,229,481 shares issued and outstanding	26,997,100
Accumulated other comprehensive income (loss), net of tax	—
Retained deficit	(13,689,213)

Total shareholders’ equity	13,307,887
$14,046,491

ICOP DIGITAL, INC.

STATEMENTS OF OPERATIONS

Audited

	Years Ended December 31,
	2006	2005
Sales, net of returns and allowances	$6,620,781	$1,760,421
Cost of sales	3,819,842	1,051,570

Gross profit	2,800,939	708,851

Operating expenses:
Debt issue expense	—	470,000
Selling, general and administrative	5,535,989	2,259,176
Research and development	903,125	796,082

Total operating expenses	6,439,114	3,525,258

Loss from operations	(3,638,175)	(2,816,407)

Other income (expense):
Realized income/(loss) on foreign currency translation	29,982	(26,909)
Interest income	120,329	52,752
Interest expense	(30,381)	(107,234)

Loss before income taxes	(3,518,245)	(2,897,798)

Income tax provision	—	—

Net loss	$(3,518,245)	$(2,897,798)

Basic and diluted net loss per share	$(0.58)	$(0.92)

Basic and diluted weighted average common shares outstanding after consideration of reverse stock split March 10, 2005	6,034,032	3,156,538

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.